Exhibit 99.1

ARIAD Announces Election to Co-Promote Ridaforolimus in Sarcoma Indication in U.S. upon Approval

CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 17, 2011--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that it has elected to exercise its option with Merck & Co., Inc., to co-promote ridaforolimus, an investigational mTOR inhibitor, in the sarcoma indication upon its potential approval in the United States next year.

Based on the terms of the license agreement that ARIAD and Merck entered into in May 2010 for the development, manufacture and commercialization of ridaforolimus in oncology, ARIAD has the option to co-promote ridaforolimus with up to 20 percent of the sales effort for the product in all indications in the U.S., and Merck will compensate ARIAD for its sales efforts.

“The decision to co-promote ridaforolimus upon potential launch in 2012 is consistent with our plans to build a fully integrated commercial oncology company and dovetails with the potential launch of ponatinib, our investigational pan-BCR-ABL inhibitor, in patients with resistant or intolerant chronic myeloid leukemia in late 2012 or early 2013,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

“By co-promoting ridaforolimus in the U.S., ARIAD will contribute to its commercial success in the sarcoma indication, gain important commercial experience in oncology prior to ponatinib’s potential approval and maintain close visibility on Merck’s progress and plans for commercializing ridaforolimus in other cancer indications,” he added.

Details of the co-promotion will be finalized in a co-promotion agreement to be negotiated by ARIAD and Merck. Merck has indicated its intention to file for marketing approval of ridaforolimus in patients with metastatic sarcomas this year.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD's lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the potential marketing approval of ridaforolimus in the sarcoma indication, the development and commercialization of ridaforolimus in other cancer indications, and the potential approval and commercialization of ponatinib in patients with chronic myeloid leukemia. Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the potential that ridaforolimus and ponatinib may not be granted regulatory approval for any indication in any country, and other factors detailed in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria Cantor, 617-621-2208